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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-3 of our report, dated August 7, 1995, except as to the third paragraph of Note D for which the date is September 21, 1995 on our audits of the financial statements of St. Charles Gaming Company, Inc., as of April 30, 1995 and 1994 and for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994, and of our report, which includes an explanatory paragraph relating to the substantial doubt about the Company's ability to continue as a going concern as a result of significant current debt obligations, dated March 8, 1996, except for Note 11 as to which the date is March 26, 1996 on our audits of the financial statements of St. Charles Gaming Company, Inc., as of December 31, 1995 and April 30, 1995 and for the eight month period ended December 31, 1995, and the year ended April 30, 1995, both appearing in Amendment No. 1 to the Form 8K/A of Casino America, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934. We also consent to the incorporation by reference of our report, dated June 14, 1996, on our audits of the financial statements of St. Charles Gaming Company, Inc., as of April 30, 1995 and 1996 and for the period from June 25, 1993 (acquisition date) to April 30, 1994 and for the years ended April 30, 1995 and 1996 appearing in the registration statement on Form S-3 (File No. 333-7517) and related Prospectus of Casino America, Inc. filed with the Securities and Exchange Commission on July 3, 1996, as amended on July 18, 1996 and July 31, 1996. Our report dated June 14, 1996, updates the aforementioned reports. We also consent to the reference to our firm under the caption "Experts".

                                     Coopers & Lybrand L.L.P.

Dallas, Texas
August 5, 1996